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PULMATRIX, INC.

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Pulmatrix Issues Letter to Stockholders

LEXINGTON, Mass., February 1, 2022 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, issued the following letter to stockholders from Chief Executive Officer Ted Raad.

Pulmatrix Letter to Stockholders – 2021 Review and 2022 Outlook

To the stockholders of Pulmatrix,

I would like to take this opportunity to thank you for your support as we continue to design and execute on clinical programs that we believe will support advancement toward pivotal stage studies. The Company aims to utilize its proprietary iSPERSE platform to deliver novel therapeutics that address significant unmet medical need and, by doing so, create long-term stockholder value. We believe that demonstrating proof of concept in our upcoming Ph2 trials is the key to achieving a valuation commensurate with the promise of our pipeline.

2021 Review

Before looking ahead to 2022, I would like to highlight the many accomplishments of our team in 2021 below:

●	Regulatory clarity - Completed an FDA Type-C meeting regarding Pulmazole. Based on feedback from the FDA we expect to commence a Phase 2b study in Q1 2023 with registration endpoints in allergic bronchopulmonary aspergillosis (ABPA) expected to generate topline data in Q2 2024. If successful, these data may enable a Phase 3 registration study.
●	Partnership resolution - Resolved outstanding contract dispute with partner Cipla, allowing us to progress together with this more meaningful Phase 2b study that aims to provide efficacy and safety data for Pulmazole to further inform pivotal clinical plans.
●	Expanded Potential Indications – PUR1800 was safe and well tolerated in 6-month rat and 9-month dog studies, demonstrating no progression of histopathological effects from 28-Day results. These results support potential for chronic dosing, which may allow Pulmatrix to pursue other indications in addition to the current development plan for Acute Exacerbations in Chronic Obstructive Pulmonary Disease (AECOPD).
●	Near term catalyst - Regained full rights to PUR1800 and the broader portfolio of kinase inhibitors. PUR1800 Phase 1b top-line data are expected in Q1 2022 and is anticipated to enable a Ph2 efficacy study in AECOPD. Combined with the long-term tox data, we believe that Ph1b results will also present a compelling body of data for potential partnership opportunities.

●	Socializing the Pipeline Story - Hosted a Key Opinion Leader event for the investment community on PUR3100, our orally inhaled dihydroergotamine (DHE) therapy. Top migraine experts highlighted the potential benefits that PUR3100 (iSPERSE enabled DHE) may provide to improve the standard of care and address the unmet needs of acute migraine sufferers.
●	Robust financial position - Successfully strengthened the balance sheet with approximately $47 million in gross proceeds, allowing Pulmatrix to pursue clinical data milestones for PUR1800 Phase 1b, PUR3100 Phase 1 and Phase 2 and Pulmazole Phase 2b trials. Our current cash provides sufficient capital to fund us into 2024.

Outlook and Commentary

Despite the ongoing market and sector turmoil affecting the stocks of development stage biotech companies, we are very enthusiastic about the next several years at Pulmatrix as we consider the significant unmet needs that our iSPERSE enabled products may address. Further, we believe that our upcoming clinical programs, if successful, have the potential to impact millions of patients and create significant stockholder value.

While we are proud of our strong balance sheet and the clinical development plans that it facilitates, we believe that our current stock price per share limits our ability to attract certain institutional stockholders that have policies which prevent investment in companies below certain price per share thresholds. Moreover, if the current turbulence continues to affect our stock, we could face delisting from NASDAQ if our stock continues to trade below $1 per share. Therefore, at the upcoming special meeting (the “Special Meeting”), management and the Board urge you to support Proposal 1 - a reverse split, in the case that it becomes necessary despite our planned request for a 180-day extension to allow the Company to regain compliance organically and Proposal 2 - adjournment.

How to Vote

To vote, or if you have any questions or need assistance voting your shares, please contact the firm assisting us with the solicitation of proxies:

Kingsdale Advisors

1-877-659-1820 (toll free)

contactus@kingsdaleadvisors.com

Sincerely,

Ted Raad
CEO of Pulmatrix, Inc.

About Pulmatrix, Inc.

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and statements regarding the intended use of proceeds from the registered direct offering and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the effect that the reverse stock split, if approved and effected, may have on the price of our common stock; the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the upcoming Special Meeting, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities Exchange Commission (“SEC”) on December 30, 2021 and may also file other relevant documents with the SEC regarding the proposals to be considered at the Special Meeting. The reverse stock split proposal referenced in the letter above has been submitted to Pulmatrix’s stockholders for their consideration. The Proxy Statement, as well as the form of proxy, has been made available to all holders of record of Pulmatrix’s Common Stock and Preferred Stock in connection with the reverse stock split. This letter does not contain all the information that should be considered concerning the reverse stock split and is not intended to form the basis of any investment decision or any other decision in respect of the reverse stock split. Pulmatrix’s stockholders and other interested persons are advised to read the Proxy Statement and any amendments thereto and other documents filed in connection with the reverse stock split, as these materials will contain important information about Pulmatrix and the reverse stock split. Pulmatrix stockholders may obtain copies of the Proxy Statement and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov, or by directing a request to Pulmatrix’s corporate secretary at Pulmatrix, Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421; telephone number (781) 357-2333.

Participants in Solicitation

Pulmatrix and its directors and executive officers may be deemed participants in the solicitation of proxies from Pulmatrix’s stockholders with respect to the proposed reverse stock split. A list of the names of those directors and executive officers and a description of their interests in Pulmatrix is contained in Pulmatrix’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Pulmatrix’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants, if any, are contained in the Proxy Statement for the proposed reverse stock split.